Denton County offices will be closed on Monday, February 20th in observance of President's Day

Please submit your feedback here regarding issues experienced during the November 2016 Presidential election. This information will be used to improve the voting process in Denton County for future elections.

CSCD

VEHICLE INTERLOCK DEVICES

Blow and Driver Interlock
(877) 238-4492
www.blowanddrive.com

Dragersafety
800.332.6858
http://www.draeger.com/sites/enus_us/Pages/Ignition-Interlock/Welcome.aspx

Smart Start, Inc.
800.880.3394
https://www.smartstartinc.com/

LifeSafer Interlock of Texas, LLC
866.503.4500
https://www.lifesafer.com/

Intoxalock
877-777-5020
http://www.intoxalock.com/